Exhibit 99.1

Volt Information Sciences Reports First Quarter Results

NEW YORK--(BUSINESS WIRE)--March 13, 2009--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company’s first quarter ended February 1, 2009.

Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss first quarter results. The conference call dial-in number is 888-396-9927 (domestic) or 517-308-9172 (international), passcode: First Quarter. The conference call will be broadcasted live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

Attached is a summary of the Company’s results of operations and the notes thereto. The notes are an integral part of the summary.

FIRST QUARTER FISCAL 2009 RESULTS

For the first quarter of fiscal 2009, the Company reported a net loss of $13.1 million, or $0.63 per share, compared to a net loss of $13.2 million, or $0.59 per share, in the first quarter of 2008. Net sales for the first quarter of fiscal 2009 decreased to $499.7 million, compared to $581.1 million for the first quarter of fiscal 2008. Results for the 2009 first quarter included impairment and restructuring charges of $8.7 million, (or $7.0 million, net of taxes, or $0.33 per share).

Commenting on the results for the first quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated, “Recent global economic and financial market conditions have negatively impacted our operations and caused our recording over $50 million in non cash goodwill impairment charges over the last two quarters. These charges did not impact our tangible net worth of more than $287 million and over $130 million in cash. We have the capital liquidity and flexibility needed to not only weather the current economic storm but allows us to take advantage of strategic opportunities if and when they arise.”

FIRST QUARTER - FISCAL 2009 RESULTS – BY SEGMENT

STAFFING SERVICES

The $56.8 million, or 12%, decrease in net sales in the first quarter of fiscal 2009 from the comparable fiscal 2008 period was due to a $22.0 million, or 7%, decrease in the Technical Resources division and a $34.8 million, or 23%, decrease in the Administrative and Industrial division. The segment reported an operating loss of $10.6 million in the first quarter of fiscal 2009 compared to an operating profit of $5.5 million in the comparable fiscal 2008 period. The decrease in operating profit included an impairment charge of $6.0 million for the Technical Resources division. Excluding the impairment charge, operating profit decreased by $10.1 million, or 184%, due to a $5.2 million decrease in the Technical Resources’ operating profit and a $4.9 million decrease in the Administrative and Industrial division’s operating profit. The decrease in sales and operating profit were due to the economic downturn as many of the segment’s customers have initiated layoffs and hiring freezes, which reduced sales. In addition, operating profit was affected by reduced gross margins due to lower markups and higher workers’ compensation costs in fiscal 2009. The segment also recorded $2.2 million in restructuring charges from the elimination of positions and the closing of a facility. These decreases were partially offset by lower overhead and selling and administrative expenses due to the segment’s cost containment efforts. In response to the decrease in Staffing Services revenue and ongoing economic uncertainty, the segment is consolidating operations to reduce redundancies and achieve economies of scale and efficiencies. As a result of these changes, including office consolidations, the segment anticipates take a restructuring charge of approximately $4.4 million in the second quarter.

COMPUTER SYSTEMS

The Computer Systems segment’s sales decrease of $2.3 million, or 5%, in the first quarter of fiscal 2009 over the comparable 2008 period was primarily the result of a $4.2 million decline in transaction revenue partially offset by increases in the Maintech division’s IT maintenance sales of $1.4 million due to increased business with several existing customers and project and other revenue of $0.5 million primarily due to the timing of projects. The segment’s operating profit decreased by $0.9 million, or 25%, to $2.4 million in the first quarter of fiscal 2009 compared to $3.3 million in the comparable fiscal 2008 period. In addition to the decline in sales, the results were also impacted by an increase in overhead primarily due to increased costs related to a new business initiative, along with increased indirect labor. These decreases were offset by increased gross margins from database access fees and projects revenue. In addition, the segment incurred restructuring charges of $0.5 million and $1.5 million in the first quarter of fiscal 2009 and 2008, respectively.

TELECOMMUNICATIONS SERVICES

The Telecommunications Services segment’s sales decrease of $22.8 million, or 48%, in the first quarter of fiscal 2009 over the comparable 2008 period was primarily due to sales decreases in the Construction and Engineering division. However, the segment’s operating loss decreased by $19.2 million to approximately breakeven in the first quarter of fiscal 2009. The reduction in sales was primarily due to the absence in 2009 of revenue recognized on a large installation contract as well as two construction contracts in the first quarter of fiscal 2008. The reduction in operating loss was due to the absence in 2009 of loss reserves on the installation contract established during the first quarter of fiscal 2008. The installation work on this contract is complete; however, the Company continues to negotiate with the customer regarding disputed billings under this contract.

PRINTING AND OTHER

The Printing and Other segment’s sales increased $0.6 million, or 12%, and the segment reported an operating profit of $0.2 million in the first quarter of fiscal 2009 compared to an operating loss of $0.1 million in fiscal 2008. The increase in operating results was due to an increase in printing revenue and higher gross margins on the increased sales volume from new customers.

DISCONTINUED OPERATIONS

As previously announced, the Company sold the net assets of its directory systems and services and North American publishing operations. The results of their operations for the first quarter of fiscal 2008 have been reclassified from the previously reported Telephone Directory segment into Discontinued Operations. The $0.4 million of net income of the discontinued operations in the first quarter of fiscal 2008 was primarily from the Volt Directory Systems division.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, excluding restricted cash, was $134.7 million at the end of the first fiscal quarter of 2009.

At February 1, 2009, the Company had sold a participating interest in accounts receivable of $60.0 million under its securitization program and had the ability to finance an additional $115.0 million under the facility. In addition, the Company may borrow under a $42.0 million five-year unsecured revolving credit facility (“Credit Facility”) and the Company’s wholly owned subsidiary, Volt Delta Resources (“Volt Delta”), may borrow under a separate $75.0 million revolving secured credit facility (“Delta Credit Facility”). At February 1, 2009, the Company had borrowed $12.0 million under its Credit Facility and Volt Delta had borrowed $40.6 million under the Delta Credit Facility. As previously announced, on February 12, 2009, the Delta Credit Facility was voluntarily reduced from $100.0 million to $75.0 million.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services and the Computer Systems segment, provide a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

(Tables Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF OPERATIONS
(UNAUDITED)

	FIRST QUARTER ENDED
	February 1,	January 27,
	2009	2008

Net sales	$499,699	$581,054

Loss from continuing operations before minority interest and income taxes	($18,770)	($21,740)
Minority interest	352	33
Loss from continuing operations before income taxes	(18,418)	(21,707)
Income tax benefit	5,360	8,069
Loss from continuing operations	(13,058)	(13,638)
Discontinued operations, net of taxes -- Note C	-	430
Net loss	($13,058)	($13,208)

	Per Share Data

Per Share – Basic and Diluted:
Net loss from continuing operations	($0.63)	($0.61)
Discontinued operations	-	0.02
Net loss	($0.63)	($0.59)

Weighted average number of shares outstanding	20,843	22,301

(Notes Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

	FIRST QUARTER ENDED
	February 1,	January 27,
	2009	2008
Net Sales:

Staffing Services -- Note A
Traditional Staffing	$412,650	$468,571
Managed Services	255,749	296,545
Total Gross Sales	668,399	765,116
Less: Non-Recourse Managed Services	(243,411)	(283,312)
Net Staffing Services	424,988	481,804
Telecommunications Services	24,376	47,203
Computer Systems	48,487	50,783
Printing and Other	5,852	5,229
Elimination of intersegment sales	(4,004)	(3,965)

Total Net Sales	$499,699	$581,054

(Loss) Income from Continuing Operations before Minority Interest and Income Taxes
Staffing Services	($10,602)	$5,469
Telecommunications Services	(46)	(19,165)
Computer Systems	2,428	3,252
Printing and Other	188	(113)
Total Segment Operating Loss -- Note B	(8,032)	(10,557)

General corporate expenses -- Note B	(9,776)	(8,904)
Total Operating Loss	(17,808)	(19,461)

Interest income and other (expense), net	369	(348)
Interest expense	(1,613)	(1,622)
Foreign exchange gain (loss), net	282	(309)

Loss from Continuing Operations before Minority Interest and Income Taxes	($18,770)	($21,740)

(Notes Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	February 1,	November 2,
	2009	2008
Assets	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$134,708	$120,929
Restricted cash -- Note A	28,160	48,581
Short-term investments	3,830	4,178
Trade receivables, net	399,301	488,482
Inventories, net	20,948	29,025
Recoverable income taxes	8,222	-
Deferred income taxes	8,626	9,685
Prepaid insurance and other assets	29,754	36,684
Total Current Assets	633,549	737,564

Property, plant and equipment, net	66,799	68,173
Insurance and other assets	1,448	1,276
Deferred income taxes	17,491	17,081
Goodwill	51,442	57,481
Other intangible assets, net	42,231	44,204
Total Assets	$812,960	$925,779

Liabilities and Stockholders’ Equity
Current Liabilities
Short -term borrowings, including current portion of long-term debt	$117,364	$108,216
Accounts payable	171,400	215,265
Accrued wages and commissions	41,533	50,918
Accrued taxes other than income taxes	22,870	22,227
Accrued insurance and other accruals	35,053	33,327
Deferred income and other liabilities	12,798	14,183
Income taxes payable	-	55,569
Total Current Liabilities	401,018	499,705

Long-term debt, excluding current portion	11,912	12,082
Deferred income	3,497	3,360
Income taxes	937	937
Deferred income taxes	13,780	14,551
Minority interest	1,000	2,010
Stockholders’ Equity	380,816	393,134
Total Liabilities and Stockholders’ Equity	$812,960	$925,779

(Notes Follow)

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

A -	Under certain contracts with customers, the Company manages the customers’ alternative staffing requirements, including transactions between the customer and other staffing vendors (“associate vendors”). When payments to associate vendors are subject to the receipt of the customers’ payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B -	Segment operating profit (loss), a non-GAAP measure, is comprised of net sales less cost of sales (direct costs and overhead). In computing segment operating profit (loss), none of the following items have been added or deducted: general corporate expense; interest expense; fees related to sales of accounts receivable; interest income and income taxes.

General corporate expenses, a non-GAAP measure, consists of the Company’s shared service centers, and includes, among other items, enterprise resource planning, human resources, corporate accounting and finance, treasury, legal and executive functions. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within general corporate expenses as they are not directly allocable to a specific segment.

C -	The following summarizes the discontinued operations:
First Quarter Ended
January 27, 2008

Sales	$10,484

Income from discontinued operations	$718
Income tax provision	(288)
Discontinued operations, net of taxes	$430

CONTACT:
Volt Information Sciences, Inc.
Jack Egan and Ron Kochman, 212-704-2400
voltinvest@volt.com